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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                        Unified Financial Services, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                       N/A
                           --------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                 [               ]     Rule 13d-1(b)
                 [   X           ]     Rule 13d-1(c)
                 [               ]     Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







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---------------------                                      ---------------------
CUSIP No.  N/A                                               Page 2 of 5 Pages
         -------
---------------------                                      ---------------------


================================================================================
 1   NAMES OF REPORTING PERSONS/
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
     John R. Owens
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) / /
                                                               (b) / /
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States

--------------------------------------------------------------------------------
  NUMBER OF    5   SOLE VOTING POWER
                   192,615(1)
   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER
                   -0-
  OWNED BY
               -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
                   192,615(1)
  REPORTING
               -----------------------------------------------------------------
   PERSON      8   SHARED DISPOSITIVE POWER
                   -0-
    WITH
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     192,615(1)

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            / /

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.7%(2)

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN

================================================================================

[FN]
-----------------------
(1) Includes 1,000 shares of common stock, $0.01 par value ("Unified Common Stock"), of Unified Financial Services, Inc., that the reporting person may acquire upon the exercise of stock options granted to the reporting person.

(2) Based upon 2,880,028 shares of Unified Common Stock issued and outstanding as of December 31, 2000.



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CUSIP No.  N/A                                               Page 3 of 5 Pages
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ITEM 1.     (a)    Name of Issuer:

                   Unified Financial Services, Inc.

            (b)    Address of Issuer's Principal Executive Offices:

                   431 North Pennsylvania Street
                   Indianapolis, Indiana 46204-1873

ITEM 2.     (a)    Name of Person Filing:

                   John R. Owens

            (b)    Address of Principal Business Offices or, if none, Residence:

                   220 Lexington Green Circle
                   Lexington, Kentucky 40503

            (c)    Citizenship:

                   United States

            (d)    Title of Class of Securities:

                   Common Stock, $0.01 par value

            (e)    CUSIP Number:

                   Not Applicable

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(b) OR SECTIONS 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a)   [      ]    Broker or Dealer registered under Section 15 of
                              the Act (15 U.S.C. 78o)
            (b)   [      ]    Bank as defined in Section 3(a)(6) of the Act
                              (15 U.S.C. 78c)
            (c)   [      ]    Insurance Company as defined in Section 3(a)(19)
                              of the Act (15 U.S.C. 78c)
            (d)   [      ]    Investment Company registered under Section 8 of
                              the Investment Company Act of 1940 (15 U.S.C.
                              809-8)
            (e)   [      ]    An investment adviser in accordance with Section
                              240.13d-1(b)(1)(ii)(E)
            (f)   [      ]    An employee benefit plan or endowment fund in
                              accordance with Section 240.13d-1(b)(1)(ii)(F)
            (g)   [      ]    A parent holding company or control person, in
                              accordance with Section 240.13d-1(b)(ii)(G)


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CUSIP No.  N/A                                               Page 4 of 5 Pages
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            (h)   [      ]    A savings association as defined in Section 3(b)
                              of the Federal Deposit Insurance Act (12 U.S.C.
                              1813)
            (i)   [      ]    A church plan that is excluded from the definition
                              of an investment company under Section 3(c)(14) of
                              the Investment Company Act of 1940 (15 U.S.C.
                              80-a-3)
            (j)   [      ]    Group, in accordance with Section 240.13d-1(b)(1)
                              (ii)(J)



ITEM 4.     OWNERSHIP.

            (a)   Amount Beneficially Owned:

                  192,615(1)

            (b)   Percent of Class:

                  6.7%(2)

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote

                        192,615(1)

                  (ii)  Shared power to vote or to direct the vote

                        -0-

                  (iii) Sole power to dispose or to direct the disposition of

                        192,615(1)

                  (iv)  Shared power to dispose or to direct the disposition of

                        -0-

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not Applicable

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable


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CUSIP No.  N/A                                               Page 5 of 5 Pages
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ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
            THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable

ITEM 10.    CERTIFICATIONS.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.






                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth on this statement is true, complete and correct.


                                                     January 23, 2001
                                              ------------------------------
                                                           Date

                                                    /s/ John R. Owens
                                              ------------------------------
                                                        Signature


                                                      John R. Owens
                                              ------------------------------
                                                       Name/Title